UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SONIC INNOVATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sonic Innovations, Inc.

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, Utah 84121

Phone: (801) 365-2800

April 2, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Flamingo Hotel & Casino located at 3555 Las Vegas Boulevard, Las Vegas, Nevada 89109 on Thursday, May 7, 2009 at 9:00 a.m. PDT.

The accompanying Proxy Statement describes the business to be transacted at the Annual Meeting. It is important that your shares be represented whether or not you personally attend the Annual Meeting. Regardless of the number of shares you own, your vote is important to us. In order to ensure that you will be represented, we ask you to please vote by telephone or sign, date and return the enclosed proxy card or voting instruction card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

We also plan to review the status of our business at the Annual Meeting. We look forward to seeing you.

Sincerely,

Samuel L. Westover

Chairman and Chief Executive Officer

Sonic Innovations, Inc.

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, Utah 84121

(801) 365-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE/TIME:	9:00 a.m. PDT on Thursday, May 7, 2009

PLACE:	Flamingo Hotel & Casino 3555 Las Vegas Boulevard Las Vegas, Nevada 89109

ITEMS OF BUSINESS:

1.      To elect two (2) directors for a three-year term;

2.      To ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.      To approve an amendment to our Amended and Restated Certificate of Incorporation to change our name to Otix Global, Inc.;

4.      To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a one-for-five reverse split of our common stock, together with a corresponding reduction in the number of authorized shares of our common stock; and

5.      To take action on any other business that may properly be considered at the Annual Meeting or any adjournments thereof.

ADJOURNMENTS:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned.

VOTING:	If you cannot attend the Annual Meeting, you may vote your shares by telephone or by completing and promptly returning the enclosed proxy card in the envelope provided. Telephone voting procedures are described in the Proxy Statement accompanying this notice, as well as on the enclosed proxy card.

RECORD DATE:	You are entitled to vote only if you were a stockholder of record as of the close of business on March 9, 2009.

YOUR VOTE IS IMPORTANT:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instruction card as soon as possible. You may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone. For specific instructions on how to vote your shares, please refer to the section entitled “QUESTIONS AND ANSWERS CONCERNING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING” of the accompanying Proxy Statement and the instructions on the proxy or voting instruction card.

ANNUAL REPORT:	Sonic Innovations’ 2008 Annual Report on Form 10-K is enclosed.

By Order of the Board of Directors,

Brent H. Shimada Vice President and Secretary

This Notice of the Annual Meeting, Proxy Statement and accompanying proxy card were mailed on or about April 2, 2009.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be held on May 7, 2009

This year we are following a new Securities and Exchange Commission rule which requires us to make available to you on the Internet a copy of this proxy statement and our annual report to stockholders. These materials are available to you at www.sonici.com/2009proxy.

SONIC INNOVATIONS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 7, 2009

The Board of Directors of Sonic Innovations, Inc. (the “Board”) is soliciting the enclosed proxy from you. The proxy will be used at our 2009 Annual Meeting of Stockholders to be held on Thursday, May 7, 2009, beginning at 9:00 a.m. PDT at the Flamingo Hotel & Casino located at 3555 Las Vegas Boulevard, Las Vegas, Nevada 89109, and at any adjournments thereof. This Proxy Statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures. This Proxy Statement is being mailed to stockholders on or about April 2, 2009.

We use several abbreviations in this Proxy Statement. We may refer to our company as “Sonic Innovations” or the “Company.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2008. The term “Annual Meeting” means our 2009 Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS CONCERNING THIS SOLICITATION AND VOTING

AT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, May 7, 2009, beginning at 9:00 a.m. PDT at the Flamingo Hotel & Casino located at 3555 Las Vegas Boulevard, Las Vegas, Nevada 89109. The Annual Meeting is being held in Las Vegas during the Company’s weeklong launch activities for our newest product, Touch™. By combining the Annual Meeting with our launch event, we are able to reduce the total expense of holding two separate events and we are able to take advantage of the presence of our executive officers and directors at each meeting to conduct the required business.

Why I am receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record as of the close of business on March 9, 2009 (the “Record Date”). As a stockholder of record, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders of record will act upon the items of business outlined in the Notice of the Annual Meeting of Stockholders (on the cover page of this Proxy Statement), each of which is described more fully in this Proxy Statement. In addition, we plan to review the status of our business and respond to questions from stockholders.

Who is entitled to attend?

You are entitled to attend the Annual Meeting only if you were a Sonic Innovations stockholder (or joint holder) of record as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting.

Please also note that if you are not a stockholder of record but hold shares in “street name” (that is, through a broker, trustee, bank or other nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee, bank or other nominee, or other similar evidence of ownership. The Annual Meeting will begin promptly at 9:00 a.m. PDT. Check-in will begin at 8:45 a.m. PDT.

Who is entitled to vote?

Only stockholders who owned Sonic Innovations common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

How many shares are entitled to vote?

As of the Record Date, March 9, 2009, there were 27,606,045 shares of Sonic Innovations common stock outstanding. Each outstanding share of Sonic Innovations common stock entitles the holder to one vote on each matter.

How many shares must be present or represented to conduct business (that is, what constitutes a quorum)?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Sonic Innovations common stock entitled to vote at the Annual Meeting will constitute a quorum. A quorum is required to conduct business at the Annual Meeting. The presence of the holders of Sonic Innovations common stock representing at least 13,803,023 votes will be required to establish a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on?

The items of business scheduled to be voted on at the Annual Meeting are as follows:

1.	The election of two nominees to serve as directors on the Board for a three-year term;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	The approval of an amendment to our Amended and Restated Certificate of Incorporation to change our name to Otix Global, Inc.; and

4.	The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a one-for-five reverse split of our common stock, together with a corresponding reduction in the number of authorized shares of our common stock.

These proposals are described more fully below. As of the date of this Proxy Statement, the only business that the Board intends to present at the Annual Meeting is as set forth in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote your shares “FOR” each of the director nominees, “FOR” the ratification of PricewaterhouseCoopers, “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation to change our name to Otix Global, Inc., and “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split.

What shares can I vote?

You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record; and (2) shares held for you as the beneficial owner through a broker, trustee, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Sonic Innovations stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the named officers of Sonic Innovations who are serving as proxy holders or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use for this purpose.

If your shares are held by a nominee, you are considered the beneficial owner of such shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee, bank or other nominee how to vote your shares.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly or in street name, you may vote without attending the Annual Meeting. If you are a stockholder of record, you may vote by granting a proxy. If you are a stockholder of record, you may vote:

•	By Telephone—you may submit the proxy by following the “Vote by Telephone” instructions on the proxy card. If you vote by telephone you do not need to return your proxy card; or

•

By Mail—you may vote by mail by signing and dating the proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation) you should indicate your name and title or capacity.

For shares held in street name, you should follow the voting directions provided by your nominee. You may complete and mail a voting instruction card to your nominee or, in most cases, submit voting instructions by telephone. If you provide specific voting instructions by mail or telephone, your shares will be voted by your nominee as you have directed.

Telephone voting facilities for stockholders of record will close at 12:00 noon EDT, on Wednesday, May 6, 2009.

How can I vote my shares in person?

If you are a stockholder of record and wish to vote your shares at the Annual Meeting, you should bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker, trustee, bank or other nominee) giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy card or telephone so your vote will be counted even if you later decide not to attend.

Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

•	submitting a new, properly signed proxy bearing a later date (which automatically revokes the earlier proxy) prior to your shares being voted at the Annual Meeting;

•	providing a written notice of revocation to our Secretary prior to your shares being voted at the Annual Meeting;

•	voting by telephone prior to 12:00 noon EDT, on Wednesday, May 6, 2009; or

•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked, unless you specifically so request.

What is a “broker non-vote”?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on “routine matters” (such as election of directors), but not on “non-routine matters” (such as stockholder proposals). A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

Who will serve as inspector of election?

Scott Lindeman, our Vice President and Corporate Controller, will tabulate the votes and act as inspector of election at the Annual Meeting.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The two director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Accounting Firm. To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the Annual Meeting.

Approval of Amendments to Our Amended and Restated Certificate of Incorporation. To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal at the Annual Meeting.

All Other Items. For each of the other items of business, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for these items of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board on the scheduled business items (“FOR” the two director nominees to the Board, “FOR” ratification of the appointment of the independent auditors and “FOR” for the amendments to the Amended and Restated Certificate of Incorporation) and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting and any adjournments thereof.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be voted on any matter at the Annual Meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the Annual Meeting?

Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Samuel L. Westover (our Chairman and CEO) and Michael M. Halloran (our Vice President and CFO), will have the discretion to vote your shares on any additional matters properly presented for a vote. If for any unforeseen reason any of our nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What should I do in the event that I receive more than one set of proxy materials?

You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter 2009.

Who is soliciting my vote and who will bear the costs of this solicitation?

The Board of Directors of Sonic Innovations is making this solicitation and Sonic Innovations will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to this solicitation by mail, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by members of the Board, our officers and other employees, who will not receive any additional compensation for assisting in the solicitation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to the beneficial owners of Sonic Innovations common stock.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, or if you need additional copies of this Proxy Statement or proxy materials, please contact the Company’s Secretary at (801) 365-2800.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information relating to the beneficial ownership of Sonic Innovations common stock as of March 9, 2009 by:

•	each stockholder known by us to own beneficially more than 5% of Sonic Innovations common stock;

•	each of our executive officers named in the summary compensation table (our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers);

•	each of our directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director and executive officer is determined in accordance with the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person has the sole or shared voting power or investment power and any shares that the person has the right to acquire within 60 days of March 9, 2009 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

The number and percentage of shares beneficially owned is computed on the basis of 27,606,045 shares of Sonic Innovations common stock outstanding as of March 9, 2009. Shares of Sonic Innovations common stock that a person has the right to acquire within 60 days of March 9, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. The address for those persons for which an address is not otherwise provided is: c/o Sonic Innovations, Inc., 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121.

Beneficial Owner (Name and Address)	Number of Shares Beneficially Owned(1)		Percentage of Total Shares Outstanding
5% Stockholders:
Coghill Capital Management, L.L.C. One North Wacker Drive, Suite 4350 Chicago, IL 60606	2,630,904	(2)	9.53%

Morgan Stanley 1585 Broadway Avenue New York, NY 10036	2,552,773	(3)	9.25%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,191,691	(4)	7.94%

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (Continued)

Beneficial Owner (Name and Address)	Number of Shares Beneficially Owned(1)	Number of Shares Issuable Upon Exercise of Stock Options or Vesting of Restricted Shares(5)	Percentage of Total Shares Outstanding
Non-Employee Directors:
James M. Callahan	30,000	24,000	*
Cherie M. Fuzzell	14,167	9,000	*
Craig L. McKnight	34,000	9,000	*
Robert W. Miller	16,334	9,000	*
Andrew G. Raguskus	606,085	339,358	2.17%
Kevin J. Ryan	379,158	303,158	1.36%
Lawrence C. Ward	17,000	15,000	*

Named Executive Officers:
Samuel L. Westover	663,541	614,250	2.35%
Michael M. Halloran	218,249	150,975	*
Jerry L. DaBell	229,919	195,628	*
Brent M. Shimada	170,800	137,083	*
Christie R. Mitchell	83,153	70,751	*

All directors and executive officers as a group (17 persons)	2,509,805	1,907,412	8.50%

*	less than 1%

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT— FOOTNOTES

(1)	The information provided in this table is based on our records, information supplied to us by our executive officers, directors and 5% stockholders and information contained in Schedules 13D and 13G filed with the Securities and Exchange Commission.
(2)	Based on information in a Schedule 13G Report filed February 17, 2009 indicating that Coghill Capital Management, L.L.C. and its affiliates (“Coghill”) were the beneficial owners of 2,630,904 shares, of which Coghill had shared voting and dispositive power.
(3)	Based on information in a Schedule 13G Report filed February 16, 2009 indicating that Morgan Stanley and its affiliates (“Morgan Stanley”) were the beneficial owners of 2,552,773 shares, of which Morgan Stanley had sole voting power over 2,551,673 and sole dispositive power over 2,552,773 shares.
(4)	Based on information in a Schedule 13G Report filed February 13, 2009 indicating that T. Rowe Price and its affiliates (“T. Rowe Price”) were the beneficial owners of 2,191,691 shares, of which T. Rowe Price had sole voting power over 493,953 shares and sole dispositive power over 2,191,691 shares. These securities are owned by various individual and instructional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,660,000 shares, representing 6.01% of the shares outstanding) which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be the beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Shares issuable upon exercise of stock options within 60 days of March 9, 2009. These shares are included in the “number of shares beneficially owned” column.

GOVERNANCE OF THE COMPANY

Board Composition

Members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below.

Name of Director	Compensation		Audit		Governance and Nominating		Stock
Non-Employee Directors:
James M. Callahan	X		X		—		—
Cherie M. Fuzzell	X	*2	—		—		X
Craig L. McKnight	—		X	*	X	[1]	—
Robert W. Miller	—		X		X	*2	—
Kevin J. Ryan	X	[1]	—		—		—
Lawrence C. Ward	—		—		X	*1	X

Employee Directors:
Andrew G. Raguskus	—		—		—		—
Samuel L. Westover	—		—		—		X	*

X	Committee member
*	Committee chairman
X1	Appointed committee member 5/08
X*1	Committee chair until 5/08
X*2	Appointed committee chair 5/08

During 2008, the Board met eight times and each then-current director attended each meeting, except for Messers. Callahan, Miller, Ryan, and Ward, who each missed one meeting. Members of the Board are encouraged to attend our annual meeting. All of the then-current Board members attended the 2008 annual meeting. Dr. Lewis Edelheit attended one Board meeting in 2008 and did not stand for re-election, but is a paid emeritus director from May 2008 to May 2009. Dr. Edelheit was Chair of the Compensation Committee until May 7, 2008.

Mr. Andrew Raguskus was Chairman of the Board until he resigned as Chair May 7, 2008. Mr. Samuel Westover was appointed Chairman of the Board and Chief Executive Officer on May 7, 2008.

Board Independence

The Board has determined that each of the following directors (and each of the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee) is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the “NASD”):

James M. Callahan;

Craig L. McKnight;

Lawrence C. Ward;

Kevin J. Ryan;

Cherie M. Fuzzell; and

Robert W. Miller.

The Board has also determined that no material relationships exist between any non-employee director and the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Raguskus and Mr. Westover are not “independent directors” because they are employees of the Company. (Mr. Raguskus was an employee of the Company until his resignation effective February 28, 2009.)

Board Committee Composition

Audit Committee

Sonic Innovations has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act, as amended. The Audit Committee currently consists of Mr. Callahan, Mr. Miller and Mr. McKnight. Mr. Westover was Chairman of the Audit Committee until his appointment as the Company’s President and CEO in October 2005. Mr. McKnight was appointed Chairman of the Audit Committee upon his election to the Board in October 2005. The Board believes that each of these individuals is financially literate, and that Mr. McKnight is a “financial expert” as defined under applicable Securities and Exchange Commission rules. In addition, the Board believes that each member of the Audit Committee is independent as defined in Marketplace Rule 4200(a)(15) of the NASD. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements, including compliance with the Sarbanes-Oxley Act of 2002; and the independent auditors’ qualifications, independence, engagement and performance. Among other things, the Audit Committee participates in preparing the Report of the Audit Committee for inclusion in the Proxy Statement; annually reviews the Audit Committee charter; appoints, evaluates and determines the compensation of the independent auditors; reviews and approves (i) the scope of the annual audit, (ii) the audit and other accounting related fees and (iii) the financial statements; reviews our disclosure controls and procedures, internal controls and corporate policies with respect to financial information; oversees the Company’s Financial Information Integrity Policy and investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements. The Audit Committee works closely with management as well as the independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee met seven times in 2008 and each then-current member attended each meeting. The report of the Audit Committee is included herein. The charter for the Audit Committee is available on our website at www.sonici.com/index.php/corporate/policies-and-charters.

Compensation Committee

The Compensation Committee currently consists of Mr. Callahan, Ms. Fuzzell, and Mr. Ryan. Mr. Westover was a member of the Compensation Committee until his appointment as the Company’s President and CEO in October 2005. The Compensation Committee approves our executive officers’ (i) salaries, (ii) annual cash bonus awards and (iii) stock-based incentives and it also prepares and approves the Compensation Disclosure and Analysis section of the Proxy Statement. The Compensation Committee also administers our 1993 Stock Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan. The Compensation Committee met three times in 2008 and each then-current member attended each meeting. The charter for the Compensation Committee is available on our website at www.sonici.com/index.php/corporate/policies-and-charters.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Mr. McKnight, Mr. Miller, and Mr. Ryan. Mr. Westover was a member of the Governance and Nominating Committee until his appointment as the Company’s President and Chief Executive Officer in October 2005. The Board believes that each member of the Governance and Nominating Committee is independent as defined under Marketplace Rule 4350(d)(2) of the NASD. The Governance and Nominating Committee assists the Board in fulfilling its responsibility with respect to corporate governance of Sonic Innovations and is responsible for developing and recommending to the Board the governance principles applicable to Sonic Innovations; overseeing the evaluation of the Board and management of Sonic Innovations; recommending to the Board director nominees for each committee; and assisting the Board in identifying prospective director nominees and determining the director nominees for election. Among other things, the Governance and Nominating Committee determines the criteria for qualification and selection of directors for election to the Board; oversees the organization of the Board to discharge its duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Governance and Nominating Committee include annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; reviewing and recommending proposed changes to our Certificate of Incorporation or Bylaws and Board committee charters; recommending Board committee assignments; reviewing, approving and monitoring all service by executive officers on outside, for-profit boards of directors; reviewing and approving in advance any proposed related party transactions; and reviewing, approving and monitoring the Company’s Code of Business Conduct and Ethics and Code of Ethics for Principal Executive and Senior Financial Officers. The Governance and Nominating Committee met three times in 2008 and each then-current member attended each meeting except Mr. Ward who missed one meeting and Mr. Ryan who missed two meetings. In addition, governance issues were discussed as part of most Board meetings. The charter for the Governance and Nominating Committee is available on our website at www.sonici.com/index.php/corporate/policies-and-charters.

Stock Committee

The Stock Committee, which currently consists of Ms. Fuzzell, Mr. Ward, and Mr. Westover, has the authority to grant to non-officer employees only: (i) stock options to purchase up to a maximum of 10,000 shares per non-officer employee; and (ii) restricted stock up to a maximum of 5,000 shares per non-officer employee. Stock options or restricted stock granted in this manner are reported to the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently one of our officers or employees; nor has served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

Consideration of Director Nominees

Stockholder Nominees

Our Bylaws permit stockholders to nominate directors. The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described under “Identifying and Evaluating Nominees for Directors” below. For a description of the process for nominating directors in accordance with our Bylaws, please refer to the section entitled “OTHER INFORMATION—Deadline for Receipt of Stockholder Proposals and Director Nominations.” In evaluating such nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder nominations proposed for consideration by the Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Secretary

Sonic Innovations, Inc.

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, Utah 84121

Director Qualifications

In evaluating candidates for membership on the Board, the Governance and Nominating Committee will consider, among other things, the following:

•	Each candidate should be prepared to represent the best interests of all of the Company’s stockholders and not just one particular constituency.

•	Each candidate should have demonstrated integrity and ethics in his/her personal and professional life and have established a record of professional accomplishment in his/her chosen field.

•

No candidate, or family member (as defined in NASD rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a candidate, should have any material personal, financial or professional interest in any present or potential competitor of the Company.

•

Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and the committee(s) of which he/she is a member (if applicable) and not have other personal or professional commitments that would interfere with or limit his/her ability to do so.

Identifying and Evaluating Nominees for Directors

The Governance and Nominating Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In evaluating such nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address membership criteria set forth under “Director Qualifications” above. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. In addition, from time-to-time, the Governance and Nominating Committee may solicit recommendations for director candidates from its professional service advisors. These candidates are evaluated at regular or special meetings of the Governance and Nominating Committee, and may be considered at any point during the year. The Governance and Nominating Committee considers properly submitted stockholder nominations for candidates for the Board following verification of the stockholder status of persons proposing candidates. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are reviewed by the Governance and Nominating Committee.

In October 2005, the Board unanimously elected Craig L. McKnight, a candidate recommended by the Governance and Nominating Committee, as a director, and Mr. McKnight was nominated and re-elected to the Board at the 2008 annual meeting.

In December 2006, upon recommendation of the Governance and Nominating Committee, the Board increased the number of directors to nine members, and elected Robert W. Miller and Cherie M. Fuzzell to the Board. Mr. Miller was nominated and re-elected to the Board at the 2007 annual meeting and Ms. Fuzzell will be nominated for re-election to the Board at the 2009 annual meeting. The Company did not receive any nominations for director from any stockholders.

On May 8, 2008, due to Dr. Lewis Edelheit not standing for re-election to the Board and upon recommendation of the Governance and Nominating Committee, the Board reduced the number of directors to eight members.

On February 18, 2009, as a result of Mr. Raguskus’ resignation effective February 28, 2009, the Governance and Nominating Committee recommended and the Board approved the reduction of the number of directors to seven members.

Communications with the Board

Stockholders and employees who desire to communicate with the Board or individual directors on a confidential basis may do so by writing directly and confidentially using an envelope marked “confidential” to Board of Directors, c/o Secretary, Sonic Innovations, Inc., 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121. Such communications will be forwarded directly to the named director or, if addressed to the Board, to the Chairman of the Audit Committee, who is an independent director.

Any non-confidential communications from stockholders and employees that are intended for the Board will be processed as follows: (i) if the sender specifically requests that the communication be sent to the Board, the communication will be promptly relayed to the Board; and (ii) if the sender does not specifically request that the communication be sent to the Board, the communication will be promptly relayed to the Board if management, using its best business judgment, determines that it should be relayed to the Board.

Code of Ethics

The Sonic Innovations Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our chief executive officer, principal financial officer and principal accounting officer, is available on our website www.sonici.com/index.php/corporate/policies-and-charters. We intend to post amendments to or waivers from our Code of Ethics for Principal Executive and Senior Financial Officers at that address. There have not been any amendments or waivers to this code of ethics to date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

To our knowledge, based solely on our review of such forms furnished to us, during the year ended December 31, 2008, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, with the exception of three Form 4s which were filed late due to a communication error.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers, certified public accountants, were engaged as our independent auditors for 2008. KPMG LLP (“KPMG”), certified public accountants, were engaged as our independent auditors for 2002 through 2007 fiscal year audits.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

For the years ended December 31, 2008, 2007 and 2006, we have incurred fees to PricewaterhouseCoopers and KPMG. Audit fees include the annual audit, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, accounting consultation, statutory audits, and review of registration statements and consents in connection with these registration statements. Audit-related fees include accounting consultation on proposed acquisitions. Tax fees include U.S., foreign and state income tax preparation and tax consultation.

There were no fees for financial information systems design and implementation in 2008, 2007 or 2006. The Audit Committee believes PricewaterhouseCoopers’ and KPMG’s independence has not been impaired by their non-audit services.

A summary of fees incurred to PricewaterhouseCoopers and KPMG for 2008, 2007 and 2006 appears below:

Fee Category	2008	2007	2006
Audit	$1,057,000	$965,000	$879,000
Audit-related	—	—	5,000
Tax	35,000	—	4,000

Total	$1,092,000	$965,000	$888,000

Audit fees incurred to PricewaterhouseCoopers and KPMG during 2008 were $425,000 and $632,000, respectively, and tax fees of $35,000 were paid to PricewaterhouseCoopers.

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and non-audit services to be performed by the independent auditors and the related fees. The Audit Committee is authorized to delegate, within specified limits, the pre-approval of such services and fees to an individual member of the Audit Committee, provided that such individual shall report any decisions to pre-approve such services and fees to the full Audit Committee at its next regularly scheduled meeting. During 2008, no fees were approved by the Audit Committee after services were performed pursuant to the de minimis exception established by the SEC.

COMPENSATION DISCLOSURE

AND ANALYSIS

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has furnished the following report on compensation for fiscal 2008 for the executive officers named in the Summary Compensation Table in this proxy statement.

Roles and Responsibilities

The primary purpose of the Compensation Committee is to review and evaluate the Company’s executive compensation policies and practices and oversee the Company’s overall compensation structure and programs. Specifically, the Compensation Committee’s responsibilities include, but are not limited to, reviewing and making recommendations for the full Board of Directors regarding:

•	the goals and objectives relevant to compensation of the chief executive officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	the compensation level for the chief executive officer;

•	the compensation levels of all other executive officers;

•	grants of equity-based compensation to executive officers;

•	compensation policies for outside directors;

•	equity-based incentive plans for the chief executive officer and other executive officers; and

•	other benefit programs presented to the Committee by the Company’s management.

The role of the Company’s management is to provide reviews and recommendations for the Committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including considerations of competitiveness, motivation and retention and alignment with the Company’s objectives;

•	recommending changes, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and/or awards for the executive officers other than the chief executive officer.

From 2003 to 2006, the Company participated in the SIRS Executive Compensation Survey for pharmaceutical, biotechnology, healthcare products and medical device companies from ORC Worldwide. The SIRS survey data is segregated into revenue size groupings, i.e., under $250 million, $250 – 749 million, $750 – $2,499 million and over $2,500 million. The Company compares itself against the under $250 million revenue segment. Of the companies in this revenue segment, more than 80% of those companies have annual revenue less than $100 million. The purpose of participating in the survey is to provide independent data of compensation paid to executive officers of similar sized companies in the industry segment in which the Company operates.

In 2007, the Board retained the firm of Frederic W. Cook & Co., Inc. (“FWC”) to review the Company’s current compensation programs, provide comparative compensation data to the Board and provide 2008 compensation recommendations for consideration by the Board. The FWC study utilizes and compares compensation programs against sixteen related companies of similar size based upon revenue, operating income, market capitalization and employee base, and Radford survey data. The Board relied significantly on the data provided by FWC in approving the compensation paid to executive officers beginning in 2008.

The Company’s Executive Compensation Program Philosophy

Overall Program Objectives

The Company strives to attract, motivate and retain highly qualified, knowledgeable and experienced executives by providing total compensation that is performance-based and competitive with the various labor markets and industries in which the Company competes for talent. The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with individual and organizational performance. Overall, the Company designs its compensation program to:

•	deliver performance that is critical to the Company’s strategic initiatives;

•	create a strong short-term and long-term performance alignment with shareholder value;

•	reward individual performance that contributes to the Company’s success; and

•	deliver exceptional organizational results.

The Company seeks to achieve these objectives through three key compensation elements:

•	a base salary;

•	an annual performance-based incentive bonus paid in cash; and

•	grants of long-term, equity-based compensation such as stock options and restricted stock which may be subject to performance-based and/or time-based vesting requirements.

Compensation Considerations

In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives, comparative data provided by FWC and the overall profitability of the Company. The Committee recognizes that the businesses chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible. The Committee does not attempt to evaluate how closely each executive’s job responsibilities correspond with the job descriptions in the FWC data. Instead, the Committee uses the FWC data as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, internal pay relationships, complexity and importance of role and responsibilities, demonstrated leadership capabilities and growth potential.

Executive Compensation Practices

The Company’s practices and considerations with respect to each of the three key compensation elements are set forth below, followed by a discussion of the specific factors impacting fiscal year 2008 compensation for the named executive officers.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness.

Considerations. The salaries for named executive officers are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, FWC compensation data noted above for persons in comparable positions;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chairman and Chief Executive Officer (except in the case of his own compensation).

Salaries are generally reviewed annually. In setting salaries, the Committee also considers the total compensation of the named executive officers, which includes the annual bonus, which is tied to both Company performance measures and individual performance, and long-term stock-based compensation, which is tied to Company stock performance.

Fiscal Year 2008 Decisions. Mr. Westover, Mr. Halloran, Mr. Shimada, Mr. DaBell, and Ms. Mitchell’s salary increases were based on the factors described above.

Annual Bonus Incentives for Named Executive Officers

Purpose. The annual performance-based incentive bonus program is intended to reward and recognize individual and organizational results. The objective of this program is to compensate individuals who achieve specific individual performance objectives and to align all executives to drive the company-wide goals intended to enhance shareholder value.

Considerations. The annual bonus process for named executive officers is governed by the Company’s Management Bonus Program and is comprised of three segments: Company annual revenue, Company annual pre-tax income and annual individual performance objectives. Company annual revenue and annual individual performance objectives each account for 25% of the named executive’s annual bonus. Company annual pre-tax income accounts for 50% of the named executive’s annual bonus. Mr. Westover’s Annual Bonus Incentive is based upon the Company’s revenue and pre-tax income. The Company’s annual revenue accounts for 30% and Company annual pre-tax income accounts for 70% of Mr. Westover’s bonus. Mr. Westover does not have additional individual performance objectives. The basis for calculating the annual bonus for the named executives for each of the program segments is as follows:

Company annual revenue:

Net Sales	% Target	% of Base Bonus
>-11.1%	<88.9%	No Bonus
-8.9%	91.1%	5.0%
-6.7%	93.3%	10.0%
-5.5%	95.5%	15.0%
-2.2%	97.8%	20.0%
Target	100%	25.0%
1.0%	102%	30.0%
2.0%	104%	35.0%
3.0%	106%	40.0%
4.0%	108%	45.0%
5.0%	110%	50.0%
No Limit	No Limit	Subject to 200% total bonus limit

PRE-TAX INCOME SEGMENT BONUS

Pre-Tax Income	% of Base Bonus
-$2.9M	No Bonus
-$2.4M	8.3%
-$1.9M	16.7%
-$1.4M	25.0%
-$0.9M	33.3%
-$0.4M	41.7%
Target	50.0%
+$0.2M	60.0%
+$0.4M	70.0%
+$0.6M	80.0%
+$0.8M	90.0%
+$1.0M	100.0%
No Limit	Subject to 200% total bonus limit

Individual annual performance objectives:

Individual annual performance objectives for each named executive (except Mr. Westover, as noted above) are established prior to the beginning of the fiscal year and typically consist of two to five objectives. Each objective is weighted as appropriate at the discretion of the Chairman and CEO.

There are three steps to the Company’s Management Bonus Program:

1.	Setting Company performance goals. Prior to the beginning of each fiscal year, the Company’s senior management prepares and presents an annual operating plan to the Board. Upon approval by the Board, the Company’s annual revenue and earnings per share targets are established;

2.	Setting individual performance objectives. With input from the Chairman and CEO, the Committee recommends individual performance objectives for each named executive officer for approval by the Board of Directors. These performance objectives support the critical strategic initiatives of the Company that are intended to drive long-term value for the shareholders. The Chairman and CEO has discretion to weight each individual performance objective as he deems appropriate.

3.	Measuring performance. After the end of the fiscal year, the Committee reviews the Company and named executive officer’s actual performance against each of the performance goals established at the outset of the year.

Fiscal Year 2008 Decisions. The bonus awards for fiscal year 2008 were based upon Company sales at 91.6% of target. No bonus was awarded for pre-tax income results. The bonus award for the individual annual performance objective segment varied by each named executive depending upon the number and weighting of objectives achieved by such executive. As a result of these determinations, the Committee recommended, and the Board approved, the bonus amounts set forth in the Summary Compensation Table.

Long-term Incentive Compensation

Purpose. The long-term incentive program is intended to motivate the generation of long-term shareholder value, to recognize the executive’s contribution and advancement potential within the Company and to retain the Company’s executives. The level of long-term incentive compensation is determined in the context of total compensation provided to the named executive and perceived contribution to the long-term success of the Company. Generally, the higher the executive’s contribution and perceived growth potential within the Company, the greater the long-term incentive compensation paid to that executive.

Restricted Stock Awards or Stock Options. The Company has the option to award long-term incentive compensation in the form of restricted stock or stock options. The Company generally makes the determination as to which form to award based upon the cost of such award at the date of grant, pursuant to a Black-Scholes analysis. In 2008, the Company awarded stock options and restricted stock to the named executives. Stock options vest 25% on the first anniversary of the award and 1/48th per month thereafter. Restricted stock vests 25% on each of the following four anniversary dates of the award.

The Committee will not grant stock options with exercise prices below the market price of the Company’s stock on the date of grant, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval.

The Committee intends to review both the annual bonus program and the long-term incentive program annually to ensure that their key elements continue to meet the objectives described above.

Fiscal Year 2008 Decisions. In February 2008, the Committee recommended, and the Board approved, long-term compensation for named executive officers pursuant to the program described above resulting in the awards of stock options. In addition, in November 2008, the Committee recommended, and the Board approved, a one-time acceleration of the 2009 annual equity grants for the Company’s executive staff, including the named executive officers. These grants would otherwise have been awarded in February 2009. This recommendation and approval was based primarily upon the lack of retention value of the current equity holdings of our executive staff given the Company’s then current stock price. These equity awards are identified in the Summary Compensation Table, Grants of Plan-Based Awards Table, and the Outstanding Equity Awards at Fiscal Year-End Table.

Benefits and perquisites

With limited exceptions, the Company currently provides benefits to the named executive officers that are substantially the same as those offered to all employees of the Company.

Compensation for the Chairman and Chief Executive Officer

Sam Westover served as the President and Chief Executive Officer from October 2005 until he was appointed Chairman and Chief Executive Officer in May 2008. The Compensation Committee used the executive compensation practices previously described to determine Mr. Westover’s compensation for the fiscal year ended December 31, 2008. In setting both the cash and equity elements of Mr. Westover’s compensation, the Committee made an overall assessment of Mr. Westover’s leadership in establishing the Company’s strategy and direction, building organizational capabilities and delivering results.

The Committee set Mr. Westover’s annualized base salary at $490,000 effective April 1, 2008 which was coupled with an annualized target bonus opportunity of $318,500. As previously noted, his fiscal year 2008 performance objectives were based on Company revenue and pre-tax income in order to support the Company’s focus of revenue growth and profitability. Mr. Westover’s actual salary for fiscal year 2008 was $485,961 and his actual bonus amount was $19,255.

In 2008, Mr. Westover received long-term incentive grants consisting of 100,000 stock options in February 2008 and 100,000 restricted stock in November 2008 related to the accelerated equity grant program noted previously.

Members of the Compensation Committee

Cherie M. Fuzzell (Chair)

James M. Callahan

Kevin J. Ryan

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2008 or as of the date of this proxy statement is or has been an officer or employee of the Company during the last three years and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management and the Board of Directors the Company’s consolidated audited financial statements as of and for the year ended December 31, 2008. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (which supersedes Statement on Auditing Standards No. 61) by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the communications from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with the independent registered public accounting firm its independence. The Audit Committee has considered whether the provision of non-audit services performed by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the consolidated audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee:

Craig L. McKnight, Chairman

James M. Callahan

Robert W. Miller

STOCKHOLDER RETURN PERFORMANCE GRAPH

The graph and table below compare the cumulative total stockholder return on Sonic Innovations’ common stock from December 31, 2003 through December 31, 2008 with the cumulative total return on the S&P 500 Composite Index and the S&P Healthcare Sector Index over the same period. The graph and table assume the investment of $100 in each of Sonic Innovations’ common stock, the S&P 500 Composite Index and the S&P Healthcare Sector Index on December 31, 2003 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Sonic Innovations, Inc., The S&P 500 Index

And The S&P Health Care Index

* $100 Invested on 12/31/03 in stock & index-including reinvestment of dividends.

Fiscal year ending December 31.

Copyright © 2009 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007, and 2006 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Samuel L. Westover,	2008	$485,961	$—	$4,397	$296,118	$19,225	$—	$—	$805,701
Chairman and Chief Executive Officer	2007	437,269	—	—	257,042	261,450	—	—	955,761
	2006	331,116	—	3,000	175,839	205,246	—	174,127	889,328

Michael M. Halloran,	2008	257,227	—	64,624	78,662	30,638	—	—	431,151
Vice President and Chief Financial Officer	2007	235,958	—	61,833	36,093	79,301	—	—	413,185
	2006	184,500	—	58,831	4,971	60,909	—	—	309,211

Brent H. Shimada,	2008	211,150	—	44,552	132,910	19,335	—	—	407,947
Vice President	2007	185,748	—	42,251	109,571	72,150	—	—	409,720
Administration and General Counsel	2006	153,869	—	39,749	63,268	49,422	—	—	306,308

Jerry L. DaBell,	2008	262,673	—	47,363	64,662	31,286	—	—	405,984
Vice President, Research and Development	2007	238,385	—	44,619	36,135	72,955	—	—	392,094
	2006	203,538	—	42,118	5,385	52,374	—	—	303,415

Christie R. Mitchell	2008	191,027	—	27,988	95,711	22,920	—	—	337,646
Vice President, Manufacturing Operations

(1)	For 2005, restricted shares were granted to the executive officers above on various dates in 2005 with an average closing price on the day of grant of $4.68. For 2006, restricted shares were granted to the executive officers above on various dates in 2006 with an average closing price on the day of grant of $4.30 per share. For 2008, restricted shares were granted to the executive officers on various dates in 2008 with an average close price of the day of grant of $1.35 per share. The restricted shares vest evenly and annually over a four-year period. The amounts reflected in the table include the dollar amounts recognized for financial statement reporting purposes (not including the application of the forfeiture rate) for 2008, 2007 and 2006 with respect to the awards computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and assumes a zero forfeiture rate. Additional information regarding the assumptions used in determining the cost reflected in the table can be found in Note 14 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	The amounts reflected in the table relate to option awards that were granted during the years 2003, 2004, 2005, 2007, and 2008. No option awards were granted to the named executive officers during 2006. For 2003, we used an expected term of 5 years, a non-risk bearing interest rate of 3.1%, a zero expected dividend yield percentage, and a volatility rate of 87%. For 2004, we used an expected term of 5 years, a non-risk bearing interest rate of 3.4%, a zero expected dividend yield percentage, and a volatility rate of 83%. For 2005, we used an expected term of 5 years, a non-risk bearing interest rate of 3.8%, a zero expected dividend yield percentage, and a volatility rate of 74%. For 2007, we used an expected term of 4 years, a non-risk bearing interest rate of 3.7%, a zero expected dividend yield percentage, and a volatility rate of 60%. For 2008, we used an expected term of 5 years, a non-risk bearing interest rate of 3.67%, a zero expected dividend yield percentage, and a volatility rate of 58%. The cost of these awards as reflected in the table was based on the dollar amount recognized for financial statement reporting purposes, computed in accordance with SFAS 123R and assumes a zero forfeiture rate. Additional information can be found in Notes 2 and 14 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(3)	The Company paid $174,127 to relocate the Chief Executive Officer in 2006.

Grant of Plan-Based Awards

The following table shows all plan-based option awards granted to the Named Executive Officers during the fiscal year ended December 31, 2008.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Thres- Hold (#)	Maximum (#)
Samuel L. Westover	2/14/2008	$—	$318,500	$637,000	—	—	—	—	100,000	4.61	$246,490
Samuel L. Westover	11/13/2008	—	—	—	—	—	—	100,000	—	—	133,000
Michael M. Halloran	2/14/2008	—	104,000	208,000	—	—	—	—	60,000	4.61	147,894
Michael M. Halloran	11/13/2008	—	—	—	—	—	—	60,000	—	—	79,800
Brent H. Shimada	2/14/2008	—	86,000	172,000	—	—	—	—	50,000	4.61	123,245
Brent H. Shimada	11/13/2008	—	—	—	—	—	—	50,000	—	—	66,500
Jerry L. DaBell	2/14/2008	—	106,200	212,400	—	—	—	—	40,000	4.61	98,596
Jerry L. DaBell	11/13/2008	—	—	—	—	—	—	60,000	—	—	79,800
Christie R. Mitchell	2/14/2008	—	77,800	155,600	—	—	—	—	60,000	4.61	147,894
Christie R. Mitchell	11/13/2008				—	—	—	50,000	—	—	$66,500

(1)	The market value and fair value for stock awards granted to officers on November 13, 2008 was $1.33 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding awards held by the Named Executive Officers as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Samuel L. Westover	15,000	—	—	5.66	1/24/2012	100,000	100,000	—	—
	6,000	—	—	6.00	5/16/2012
	6,000	—	—	3.56	5/1/2013
	6,000	—	—	9.54	5/6/2014
	—	19,396	—	4.61	2/14/2015
	—	80,604	—	4.61	2/14/2015
	29,761	—	—	3.36	11/4/2015
	59,522	—	—	3.36	11/4/2015
	220,239	—	—	3.36	11/4/2015
	190,478	—	—	3.36	11/4/2015
	—	32,139	—	7.15	2/8/2017
	45,833	22,028	—	7.15	2/8/2017

Michael M. Halloran	10,415	—	—	2.85	4/6/2009	81,250	81,250	—	—
	15,560	—	—	3.80	10/21/2009
	15,000	—	—	7.50	12/14/2010
	20,000	—	—	3.49	11/19/2011
	10,000	—	—	4.55	12/12/2012
	10,000	—	—	4.55	12/12/2012
	10,000	—	—	2.86	2/6/2013
	4,080	—	—	4.55	7/31/2013
	15,920	—	—	4.55	7/31/2013
	—	29,864	—	4.61	2/14/2015
	—	30,136	—	4.61	2/14/2015
	13,986	21,667	—	7.15	2/8/2017
	4,347	—	—	7.15	2/8/2017

Brent H. Shimada	96,213	—	—	3.94	10/27/2014	65,750	65,750	—	—
	3,787	—	—	3.94	10/27/2014
	—	26,947	—	4.61	2/14/2015
	—	23,053	—	4.61	2/14/2015
	2,506	21,667	—	7.15	2/8/2017
	15,827	—	—	7.15	2/8/2017

Jerry L. DaBell	36,780	—	—	10.88	9/13/2010	76,250	76,250	—	—
	38,220	—	—	10.88	9/13/2010
	4,167	—	—	6.18	5/9/2011
	35,833	—	—	6.18	5/9/2011
	5,733	—	—	3.49	11/19/2011
	5,728	—	—	3.49	11/19/2011
	10,833	—	—	2.86	2/6/2013
	4,167	—	—	2.86	2/6/2013
	15,000	—	—	6.29	12/16/2013
	5,000	—	—	6.29	12/16/2013
	—	15,969	—	4.61	2/14/2015
	—	24,031	—	4.61	2/14/2015
	13,986	21,667	—	7.15	2/8/2017
	4,347	—	—	7.15	2/8/2017

Christie Mitchell	4,000	—	—	7.50	12/14/2010	61,000	61,000	—	—
	3,000	—	—	5.35	3/12/2012
	5,000	—	—	2.80	2/25/2013
	10,000	—	—	6.13	12/22/2013
	13,986	30,472	—	7.15	2/8/2017
	13,514	2,028	—	7.15	2/8/2017
	—	42,500	—	4.61	2/14/2015
	—	17,500	—	4.61	2/14/2015

The market price of shares that have not vested was determined by multiplying the number of shares times the 2008 year-end market price of $1.00.

Option Exercises and Stock Vested.

The following table shows all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Samuel L. Westover			—	$—
Michael M. Halloran			13,750	82,500
Brent H. Shimada			9,500	57,000
Jerry L. DaBell			10,000	60,000
Christie R. Mitchell			6,000	33,930

Value realized on vesting equals the multiplication of the number of shares acquired at vesting times the market value on the vest date.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Each of our non-employee directors is paid as follows: (i) $2,500 for attending a Board meeting in person or by telephone; (ii) $1,000 for attending an Audit Committee meeting in person or by telephone; and (iii) $500 for attending a Compensation or Governance and Nominating Committee meeting in person or by telephone. In addition, the chairman of the Audit Committee is paid an annual retainer of $7,500. Each of our directors is also reimbursed for reasonable travel expenses incurred in attending Board or Board committee meetings.

Under our 2000 Stock Plan, each new non-employee director is granted either a stock option for 15,000 shares of common stock or 5,000 restricted shares of common stock, which vest at the rate of one-third on each annual anniversary date from the date of grant. Following each annual meeting of stockholders, each continuing non-employee director is granted either a stock option or restricted shares of common stock in an amount determined at each Board meeting following the annual meeting of stockholders, which fully vest one year from the date of grant. Stock options have a ten-year term and an exercise price per share equal to the fair market value per share on the date of grant.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
James M. Callahan	$25,500	$29,799	$—	$—	$—	$55,299
Cherie M. Fuzzell	21,000	38,381	—	—	—	59,381
Robert W. Miller	22,500	38,381	—	—	—	60,881
Craig L. McKnight	33,000	34,523	—	—	—	67,523
Andrew G. Raguskus(3)	—	89,057	—	—	100,000	189,057
Kevin J. Ryan	18,500	29,799	—	—	—	48,299
Lawrence C. Ward	18,500	29,799	—	—	—	48,299

(1)	Samuel L. Westover is a named officer and has been omitted from the Director Compensation table.
(2)	For 2005, a total of 15,000 restricted shares were granted to directors on various dates in 2005 with an average closing price on the day of grant of $4.22. For 2006, a total of 20,000 restricted shares were granted to directors on various dates in 2006 with an average closing price on the day of grant of $5.16 per share. For 2007, a total of 14,000 restricted shares were granted to directors on May 10, 2007, with a closing price of $9.79 per share. For 2008, a total of 63,000 restricted shares were granted to directors on May 8, 2008, with a closing price of $3.90 per share. The restricted shares vest evenly and annually over a four-year period. The amounts reflected in the table include the dollar amount recognized for financial statement reporting purposes for 2008 with respect to the awards computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and assume a zero forfeiture rate. Additional information regarding the assumptions used in determining the cost reflected in the table can be found in Note 14 (Stock-Based Compensation) of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(3)	Director Compensation for Mr. Raguskus included an annual salary of $100,000 as Executive Chairman, beginning January 2006, which discontinues on February 28, 2009 as a result of his resignation. Concurrent with Mr. Raguskus’ resignation, the Board extended his options, all of which were vested, for the later of five years or the ten year expiration of each grant in recognition of his service with the Company since 1996, his key contribution to enabling the Company to develop and market products, his successful completion of the Initial Public Offering in 2000 and his recognition as a leader in the hearing healthcare industry.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Employment Agreements and Change of Control Arrangements

We have an employment agreement with Mr. Westover, who was appointed President and Chief Executive Officer in October 2005 and then in May, 2008, he was appointed Chairman and Chief Executive Officer. The agreement provides for Mr. Westover to receive an annual salary of $490,000 and an annual normal bonus opportunity of up to a maximum of 65% of his base pay, with an over-achievement bonus opportunity based on Company performance in excess of targets. If Mr. Westover’s employment is terminated (i) by us without “cause” or (ii) by Mr. Westover within 120 days following a “constructive termination” (as those two terms are defined in the employment agreement), Mr. Westover will receive a lump sum payment equal to two years of his then-current salary and a pro-rated portion of his annual normal bonus for the year in which the termination occurs. If Mr. Westover’s employment terminates within the twelve-month period following a “change in control” (as defined in the employment agreement), Mr. Westover will receive a lump sum payment equal to two years of his then-current salary, the greater of his normal bonus or such bonus as is approved by the Board, and payment equal to the cost to us of 18 months of his medical and dental coverage.

We have agreements with each of our executive officers, including each of the Named Executive Officers (except Mr. Westover), which are intended to provide for continuity of management in the event of a change of control of the Company. The agreements provide that covered executive officers are entitled to certain severance benefits following a change in control (as defined in the agreements). If, at any time beginning 20 days before and ending 12 months after a change in control, the covered executive officer is involuntarily terminated without cause by us (as defined in the agreements), then the executive will receive a severance payment equal to 12 months of the executive’s base monthly salary), plus his/her annual normal bonus. For a period of up to one year, the covered executive officer will receive health and dental insurance coverage substantially similar to the coverage provided prior to termination. In addition, (i) all outstanding and unvested stock options granted to the covered executive officer prior to the change in control will become fully vested and exercisable, and (ii) the right of repurchase, if any, by the Company (or its successor) with respect to any Company stock that was purchased by the executive prior to the change in control will lapse in its entirety as of the date of termination.

Under the terms of Mr. DaBell and Mr. Shimada’s employment letter agreements, they will receive a cash payment equal to six month’s salary in the event that their employment is terminated. We also have an employment letter agreement with Mr. Paul Wennerholm, who was appointed President and Chief Operating Officer in August 2008. Under the terms of Mr. Wennerholm’s letter agreement with the Company, if the Company terminates Mr. Wennerholm’s employment without “cause,” Mr. Wennerholm is entitled to receive six months severance. For each year of service, Mr. Wennerholm will be entitled to one additional month of severance up to a maximum of twelve months severance.

Indemnification Agreements

We indemnify our directors and officers against certain costs that could be incurred if they were made, or threatened to be made, a party to a legal proceeding in connection with their status as a director or officer. The indemnification agreements, together with our charter documents provide for indemnification to the fullest extent permitted by Delaware law.

Stock Awards

In 2008, we granted 497,500 shares of restricted stock to our executive officers (ten people in total) and 63,000 shares of restricted stock to our non-employee directors (seven people in total). As of the May 2008 annual meeting of stockholders, seven non-employee directors were each granted 9,000 shares of restricted stock when the common stock price was $3.90 per share. Such restricted shares were granted under the “formula option grants to outside directors” provision of our 2000 Stock Plan. (Dr. Lewis Edelheit received restricted stock awards as part of his Emeritus payment.)

PROPOSALS TO BE VOTED ON

PROPOSAL ONE

ELECTION OF DIRECTORS

Directors and Nominees

The Board of Directors currently consists of eight members and is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The number of directors has been reduced to seven members at the recommendation of the Governance and Nominating Committee. Ms. Cherie M. Fuzzell, Mr. Lawrence C. Ward, and Andrew G. Raguskus are in the class of directors whose terms expire at the 2009 Annual Meeting of Stockholders. Mr. Raguskus will not stand for re-election. Ms. Fuzzell and Mr. Ward are the two nominees for election to the Board at this Annual Meeting. Directors whose terms are continuing after this Annual Meeting include Mr. Robert W. Miller, Mr. Kevin J. Ryan, and Mr. Samuel L. Westover, who are the class of directors whose terms expire at the 2010 annual meeting; and Mr. James Callahan and Mr. Craig L. McKnight, who are the class of directors whose terms expire at the 2011 annual meeting. Executive officers are appointed by the Board and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

DIRECTORS

Name of Director	Director Since	Term Expires(5)	Age(6)
James M. Callahan(1),(2)	2004	2011	67
Cherie M. Fuzzell(2),(4)	2006	2009	45
Craig L. McKnight(1),(3)	2005	2011	57
Robert W. Miller(1),(3)	2006	2010	67
Andrew G. Raguskus	1996	2009	63
Kevin J. Ryan(2),(3)	1999	2010	68
Lawrence C. Ward(3),(4)	2001	2009	56
Samuel L. Westover(4)	2002	2010	53

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Member of the Stock Option Committee.
(5)	Term expires as of the annual meeting date in the year indicated.
(6)	As of December 31, 2008.

James M. Callahan has been a Director on the Board of Sonic Innovations since October 2004. He joined Johnson & Johnson’s Vistakon disposable contact lens business in 1997 and served as President of the U.S. business and subsequently President of the Global Franchise. Prior to his retirement in January 2003, Jim was appointed to the Board of Vision Web, an optical industry e-commerce consortium. He also serves on the Board of a private company, ABB Concise Optical Group LLC, a distributor of optical products.

Cherie M. Fuzzell was elected to the Board in December 2006. She is CEO of FirstView, LLC. Prior to joining FirstView she was General Counsel of Nanoventions, Inc. Prior to joining Nanoventions, Ms. Fuzzell was Chief Administrative Officer and General Counsel for NOVA Information Systems, Inc. She brings extensive mergers and acquisition experience, having been Vice President of Mergers and Acquisitions for Magellan Health Services and a member of the international law firm of Jones Day. She holds a Bachelor of Science degree in Commerce and Business Administration from the University of Alabama and a law degree from Vanderbilt University School of Law.

Craig L. McKnight was elected to the Board in October 2005. He was Chief Financial Officer of Centura Health from September 2004 to June 2006. From 1999 to 2004, he served as Executive Vice President and Chief Financial Officer of Hillcrest Healthcare System. From 1995 to 1999, Mr. McKnight was employed by Magellan Health Care Services as Executive Vice President and Chief Financial Officer. He was a partner with Coopers & Lybrand from 1986 to 1995 and previously was a partner with KMG Main Hurdman. He serves as Chairman of the Principles and Practices Committee of the Healthcare Financial Management Association and is a member of the American Institute of Certified Public Accountants’ Healthcare Audit and Accounting Guide Task Force. Mr. McKnight earned a bachelor’s degree in accounting from Brigham Young University.

Robert W. Miller was elected to the Sonic Innovations, Inc. Board of Directors in December 2006. He practiced health law in Atlanta for over 30 years and retired from Atlanta-based King & Spalding in 1998. He is a past president of the American Academy of Healthcare Attorneys. He is an adjunct professor of law at Emory University’s School of Law, where he has taught health law, bioethics and regulation of healthcare providers. He is also Editor-in-Chief of the Journal of Health Life Sciences Law. He previously served as a director of Magellan Health Services, Inc., OrthAlliance, Inc. and Paracelsus Healthcare Corporation. He presently is a director of QuadraMed Corporation (NASDAQ), a hospital software company, and of Grady Memorial Hospital. Mr. Miller earned a bachelor’s degree in history from The University of Georgia and a law degree from Yale Law School.

Andrew G. Raguskus was Executive Chairman of the Board until May 2008 and currently serves as Director and Senior Technology Officer. From October 2005, when he resigned as the Company’s President and Chief Executive Officer, to May 2008, he served as Executive Chairman of the Board. He has been a Board member since 1996 and had been the Company’s President and Chief Executive Officer since 1996. Prior to joining Sonic, he was Chief Operating Officer of Sonic Solutions, Inc., a maker of digital audio workstations, during 1996. Mr. Raguskus was Senior Vice President Operations of ReSound Corporation, a hearing aid company, from 1991 to 1995. Prior to that, he held management positions at Sun Microsystems, Inc. and General Electric’s Medical Systems division. He has served on the board of the Hearing Industries Association. Mr. Raguskus earned a bachelor’s degree in electrical engineering from Rensselaer Polytechnic Institute.

Kevin J. Ryan has been a director since May 2000. He served as Executive Chairman of the Board from January 2002 to December 2003 and as Chairman of the Board from January 2004 to October 2005. Mr. Ryan was Chairman, President and Chief Executive Officer of Wesley Jessen Vision Care, Inc., a manufacturer of contact lenses, from 1995 until its acquisition by Novartis in 2001. Prior to that, Mr. Ryan was president of Biosource Technologies, Inc., a bio-pharmaceutical company, from 1991 to 1995. Mr. Ryan earned a bachelor’s degree in business and marketing from Notre Dame University.

Lawrence C. Ward was Corporate Vice President Worldwide Manufacturing Operations of Applied Materials Corporation from October 1998 to October 2001. Prior to that, Mr. Ward was President North American Region of Walbro Corporation from February 1998 to September 1998 and Senior Vice President Operations and President Airbag and Seat Belt Division of Breed Technologies, Inc. from November 1997 to February 1998. He earned a bachelor’s degree in mechanical engineering from California Polytechnic State University and a master’s degree in mechanical engineering from Santa Clara University.

Samuel L. Westover joined Sonic Innovations, Inc. as President and Chief Executive Officer in October 2005 and was appointed Chairman and CEO in May 2008. He has been a director since January 2002 and served as Chairman of the Audit Committee and a member of the Compensation and Governance and Nominating Committees until his appointment as President and CEO. From 2002 to 2004, Mr. Westover was President and CEO of CIGNA Dental and President of CIGNA HealthCare’s Small Business Segment. Mr. Westover was also CEO of two public companies and was the founding Chief Financial Officer of Wellpoint. In connection with the Salt Lake City 2002 Winter Olympics, Mr. Westover was Special Assistant to the Governor of Utah, and established an independent economic development task force. He also received a gubernatorial appointment to serve as Chairman of the Public Education Job Enhancement Committee, providing scholarships and financial assistance to facilitate advanced education of high school teachers in math and sciences. Mr. Westover received the Los Angeles, California Entrepreneur of the Year award in 2000 from Ernst & Young, CNN, NASDAQ and USA Today. In March, 2008, he was named CEO of the Year in Utah Business Magazine. He is a director on the board of Galorath, a private company. Mr. Westover earned a bachelor’s degree in accounting from Brigham Young University.

Vote Required and Recommendation of the Board

The two nominees receiving the highest number of affirmative “FOR” votes at the Annual Meeting (a plurality of votes cast) will be elected to serve as directors. Votes “WITHHELD” from any director nominee will be counted for purposes of determining the presence of a quorum, but have no other legal effect under Delaware law.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the three nominees recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that each nominee will be available to serve as a director. In the event Ms. Fuzzell or Mr. Ward become unavailable, however, the proxy holders will be authorized to vote for any nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Ms. Fuzzell and Mr. Ward.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MS.

FUZZELL AND MR. WARD.

OTHER INFORMATION

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers, an independent registered public accounting firm, to audit our consolidated financial statements for year ending December 31, 2009. We are asking the stockholders to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2009. PricewaterhouseCoopers was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Sonic’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by PricewaterhouseCoopers. A member of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

PROPOSAL 3

AMENDMENT TO SONIC INNOVATIONS’ AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE ITS NAME TO “OTIX GLOBAL, INC.”

General

Subject to stockholder approval, our Board has approved an amendment to our Amended and Restated Certificate of Incorporation in the form set forth as Annex A to this Proxy Statement that would change our name to “Otix Global, Inc.”

Our Board of Directors believes that the name change would be beneficial for the following reasons:

•

Through the Company’s growth and expansion initiatives and forward integration activities, Sonic Innovations has become much more than a manufacturer and provider of high quality, state-of-the-art hearing instruments. As a result, it has become necessary to create a distinction in the market between the highly regarded Sonic Innovations hearing instrument brand and the Company’s other entities and brands operating in and providing services to the global hearing healthcare industry.

•

As Otix Global, Inc. restructures and becomes a holding company for Sonic Innovations and the Company’s other brands, the significance of all brands will be reinforced and will provide them an opportunity to operate independently in the marketplace.

•

The creation of Otix Global, Inc. as a holding company provides strategic opportunities and flexibility to establish and nurture other brand names either as support for or independent from the Company’s existing brands.

•	Customers of the Company will see no change. Customers will continue to work with the brands and entities with which they currently do business, including Sonic Innovations.

•

Otix Global, Inc. should more clearly be seen as an investment opportunity in a comprehensive hearing healthcare company rather than only a hearing instrument company. Through its recent and continuing forward integration activities, Otix Global will continue to expand its service and product offerings and the creation of a holding company with brand independence should clearly illustrate that Otix Global is an investment opportunity in a full service hearing healthcare company.

It’s All About The Ear

“Otix” is a derivative of “otic” which means, “of or pertaining to the ear.” Sonic Innovations superior digital hearing instruments were developed based upon an advanced understanding of the human ear. The Company has now evolved into a full service hearing healthcare company singularly focused on improving life through enhanced hearing. Otix is a perfect reflection of the Company’s business and strategic focus going forward.

New Ticker Symbol: OTIX

Board Recommendation

The Board recommends that you vote “FOR” the approval of the Company to change its name to Otix Global, Inc.

PROPOSAL 4

AMENDMENT TO SONIC INNOVATIONS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE STOCK SPLIT

With the exception of the anticipated post-reverse stock split share numbers and stock prices set forth in this Proposal 4, numbers set forth in this proxy statement do not reflect the effect of the proposed reverse stock split.

General

Subject to stockholder approval, our Board has approved an amendment to our Amended and Restated Certificate of Incorporation in the form set forth as Annex A to this Proxy Statement that would effect a one-for-five reverse split of our common stock. The reverse stock split would not have any economic effect on Sonic’s stockholders, debt holders or holders of options, restricted stock or restricted stock units, except to the extent the reverse stock split would result in fractional shares, as discussed further below.

Our Board of Directors believes that the reverse stock split would be beneficial for the following reasons:

•

Increased, more attractive share price. The anticipated increase in our stock price resulting from the reverse stock split could return our stock price to a level that we believe is more consistent with other major widely held companies. A higher stock price should be well-received by our customers and potential customers, who expect our stock price to be in line with those of our peers. A higher stock price may also meet investing guidelines for certain institutional investors and investment funds that are currently prevented under their guidelines from investing in our stock at its current price levels.

•

Reduced stockholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our stock. If our stock price were higher, these investors would pay lower commissions to trade a fixed dollar amount of our stock than they would if our stock price were lower. In addition, stockholders who hold only a few shares of our stock may not have an economic way to sell their shares. To the extent these stockholders are left with fractional shares as a result of the reverse stock split, they would receive cash for their shares without incurring transaction costs.

•

Increased earnings visibility. A decrease in our outstanding shares would result in increased visibility for our earnings per share and changes in our earnings per share. For example, if our weighted average number of shares outstanding was 27,000,000, each $2.7 million of net income would result in $0.10 of earnings per share and additional net income of less than $135,000 would result in no change in earnings per share, as a result of rounding. If we implement the reverse stock split and reduced the weighted average number of shares outstanding to 5,400,000, smaller changes in net income would be reflected in earnings per share, because each $54,000 of net income would result in $0.01 of earnings per share.

•

Continued listing. Under current Nasdaq Global Market rules, if our stock price remains below $1 for thirty consecutive trading days, our common stock could be de-listed. That would have a major impact on our stockholders’ ability to trade their stock. The board believes that a reverse split will result in an increase in our per share price that will remain above $1 per share.

Certain Risks Associated with the Reverse Stock Split

If the reverse stock split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the reverse stock split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of the split. If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Our total market capitalization immediately after the proposed reverse stock split may be lower than immediately before the proposed reverse stock split.

There are numerous factors and contingencies that could affect our stock price following the proposed reverse stock split, including the status of the market for Sonic stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the reverse stock split (for example, based on the closing price of our common stock on NASDAQ on the Record Date of $0.85 per share, the direct arithmetic result of the reverse stock split would be a post-split market price for our common stock of $4.25 per share). If the market price of our common stock declines after the reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “board lots” of even multiples of 100 shares.

Effect on Existing Shares of Common Stock

The proposed reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in Sonic, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by a reverse stock split (other than as a result of the payment of cash in lieu of fractional shares).

Effect on Authorized but Unissued Shares of Common Stock

Currently, we are authorized to issue up to a total of 70,000,000 shares of common stock, of which 27,606,045 shares were outstanding on the Record Date. Immediately following the reverse stock split, the total authorized number of shares of common stock will be reduced to 14,000,000.

Effect on Authorized but Unissued Shares of Preferred Stock

Currently, we are authorized to issue up to a total of 5,000,000 shares of preferred stock, none of which are issued and outstanding or reserved for future issuance. The reverse stock split will not impact the total authorized number of shares of preferred stock.

Effect on Equity Compensation Plans

The reverse stock split would reduce the number of shares of common stock authorized and available for issuance under our equity compensation plans. As a result of the reverse stock split, the number of shares represented by each outstanding stock option, whether vested or unvested, and each outstanding restricted stock and restricted stock unit award would be rounded down to the nearest whole share. No payment would be made with respect to the amount that was eliminated as a result of the rounding-down. Finally, the exercise price per share for each option would be multiplied by five.

Effect on Par Value

The amendment to Amended and Restated Certificate of Incorporation changes the par value of our common stock from $0.001 to $0.005 per share.

Effect on Registration and Stock Trading

Our common stock is currently registered under Section 12(b) of the 1934 Act and we are subject to the periodic reporting and other requirements of the 1934 Act. The proposed reverse stock split will not affect the registration of our common stock under the 1934 Act.

If the proposed reverse stock split is implemented, our common stock will continue to be reported on NASDAQ under the symbol “SNCI” (although the letter “D” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the reverse stock split to indicate that the reverse stock split has occurred).

Effective Date

The proposed reverse stock split would become effective on the date of filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware automatically and without any action on the part of the stockholders.

Mechanics of Reverse Stock Split

If this Proposal 4 is approved by the stockholders at the Annual Meeting, stockholders will be notified that the reverse stock split has been effected. The mechanics of the reverse stock split will differ depending upon whether shares are held beneficially in street name or whether they are registered directly in a stockholder’s name.

•	If a stockholder’s shares are held in street name, the number of shares the stockholder holds will automatically be adjusted to reflect the reverse stock split on the effective date.

•

If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered to American Stock Transfer. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Payment for Fractional Shares

Whether shares are held in street name or directly, we will not issue fractional shares of common stock to our stockholders. Instead, fractional shares will be cashed out. For example, if a stockholder holds 52 shares on a pre-split basis, the stockholder would be issued 10 shares on a post-split basis and would receive cash for 0.4 shares.

Any cash due to stockholders in exchange for fractional shares will be paid as follows:

•	If a stockholder’s shares are held in street name, payment for the fractional shares will be deposited directly into the stockholder’s account with the organization holding the stockholder’s shares.

•

If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly from American Stock Transfer upon receipt of the properly completed and executed transmittal letter and original stock certificates.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	The average closing sales price of our common stock as reported on NASDAQ for the four trading days preceding the effective date of the reverse stock split; by

•	The amount of the fractional shares.

Holders of less than five shares of our common stock would be eliminated as a result of the payment for fractional shares in lieu of any fractional share interest in connection with the reverse stock split.

Accounting Consequences

On the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock would be increased to reflect the new par value per share of $0.005, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced.

The per-share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split described in this Proposal 4, and we will not independently provide our stockholders with any such rights.

U.S. Federal Income Tax Consequences

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse stock split shares and post-reverse stock split shares as capital assets. It does not purport to be completed and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation. The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss in the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse stock split.

Board Recommendation

The Board recommends that you vote “FOR” the approval of the reverse stock split.

Expenses of Solicitation

Sonic Innovations will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses for postage in forwarding proxy materials to beneficial owners. Directors, officers and employees of Sonic Innovations, without extra compensation, may solicit proxies personally or by mail, telephone, fax or e-mail.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of our proxy material unless such stockholders notify us that they would like to continue to receive individual copies. This reduces our printing costs and postage fees. If because of multiple accounts you are still receiving multiple copies of our proxy material at a single address and wish to receive a single copy, or if you currently participate in householding but prefer to receive separate copies of future materials and your shares are registered directly through our stock transfer agent, please contact American Stock Transfer at (718) 921-8380 or inform them in writing at 6201 15th Avenue, Brooklyn, NY 11219. If your shares are held through a brokerage account, please contact your broker directly.

Deadline for Receipt of Stockholder Proposals and Director Nominations

Stockholders are entitled to present proposals for action at a forthcoming annual meeting if they comply with the requirements of our Bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In order for a stockholder proposal to be considered for inclusion in Sonic Innovations’ proxy statement for next year’s annual meeting, the written proposal must be received by the Secretary at our offices no later than one hundred twenty (120) days prior to the date on which we mailed this Proxy Statement to stockholders in connection with this year’s Annual Meeting. Assuming a mailing date of April 2, 2010, the deadline for stockholder proposals for next year’s annual meeting will be December 3, 2009. In the event that the date of next year’s annual meeting is changed by more than thirty (30) days from the date of this year’s Annual Meeting, notice by the stockholder to be timely must be received no later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of next year’s annual meeting is first made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

For any proposal that is not submitted for inclusion in next year’s proxy statement but instead is sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in their discretion if Sonic Innovations: (a) receives notice before the close of business on December 3, 2009 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on December 3, 2009.

All submissions to, or requests of, the Secretary should be made to our principal offices: 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121.

Executive Officers

For information about our executive officers, please see Part III, Item 10 “Executive Officers of the Registrant” of our Annual Report on Form 10-K for the year ended December 31, 2008.

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics, which pertains to all directors, executive officers and employees, and a Code of Ethics for Principal Executive and Senior Financial Officers (collectively, the “Codes”). The full text of the Codes are accessible by following the link to “Corporate Governance” on our website www.sonici.com/index.php/corporate/policies-and-charters. In the event we make any amendment to, or grant any waiver from, a provision of the Code of Ethics for Principal Executive and Senior Financial Officers that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore on our website. We undertake to provide any person without charge a copy of the aforementioned Codes upon receipt of a written request. Requests should be addressed to: Secretary, Sonic Innovations, Inc., 2795 East Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121.

Annual Report on Form 10-K

Our 2008 Annual Report on Form 10-K, containing the audited financial statements as of and for the year ended December 31, 2008, is being sent to stockholders together with this Proxy Statement.

SONIC INNOVATIONS WILL FURNISH TO STOCKHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: SECRETARY, SONIC INNOVATIONS, INC., 2795 EAST COTTONWOOD PARKWAY, SUITE 660, SALT LAKE CITY, UTAH 84121.

Other

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

Brent H. Shimada

Vice President and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

SONIC INNOVATIONS, INC.

May 7, 2009

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.sonici.com/2009proxy
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. i

¢ 20230303000000000000 8 050709

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN

1. Election of two directors			2. Ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Cherie M. Fuzzell ¡ Lawrence C. Ward
			3. Approval of amendment to Sonic’s Amended and Restated Certificate of Incorporation to change our name to “Otix Global, Inc.”	☐	☐	☐
			4. Approval of amendment to Sonic’s Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split of common stock.	☐	☐	☐
5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                                         ¢

SONIC INNOVATIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2009

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Samuel L. Westover and Michael M. Halloran, or either of them, as Proxies, with full power of substitution, to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 7, 2009 at 9:00 a.m. PDT at the Flamingo Hotel and Casino located at 3555 Las Vegas Boulevard, Las Vegas, Nevada 89109 or any adjournments thereof, and upon any and all matters which may properly be brought before the Annual Meeting or any adjournments thereof, hereby revoking all former proxies.

(Continued and to be signed on reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

SONIC INNOVATIONS, INC.

May 7, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.sonici.com/2009proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20230303000000000000 8	050709

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN

1. Election of two directors			2. Ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Cherie M. Fuzzell ¡ Lawrence C. Ward
			3. Approval of amendment to Sonic’s Amended and Restated Certificate of Incorporation to change our name to “Otix Global, Inc.”	☐	☐	☐
			4. Approval of amendment to Sonic’s Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stocksplit of common stock.	☐	☐	☐
5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢